Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Brent D. Smith, CFO, bsmith@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard | ken@dennardlascar.com

Zach Vaughan | zvaughan@dennardlascar.com

713-529-6600

Main Street Announces Third Quarter 2020 Private Loan Portfolio Activity

HOUSTON, October 7, 2020 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the following recent activity in its private loan portfolio. During the third quarter of 2020, Main Street originated approximately $85.0 million in new private loan commitments across five (5) new borrowers and funded net new investments across its private loan portfolio with a cost basis totaling approximately $71.0 million.

The following represent notable new private loan commitments during the third quarter of 2020:

•	$17.3 million in a first lien senior secured loan and $2.7 million in a first lien senior secured revolver to a niche consumer product manufacturer;

•	$16.7 million in a first lien senior secured loan and $3.3 million in a first lien senior secured revolver to a defense contractor;

•	$15.0 million in a first lien senior secured loan and $1.3 million in a first lien senior secured revolver to a cloud-based technology company focused on procurement processes and activities;

•	$15.0 million in a first lien senior secured loan to a dental support organization; and

•	$10.0 million in a first lien senior secured loan and $3.7 million in a first lien senior secured revolver to an electronic road tolling software and service provider.

As of September 30, 2020, Main Street’s private loan portfolio included total investments at cost of approximately $823.0 million across 68 unique borrowers. The private loan portfolio, as a percentage of cost, included 90% invested in first lien debt investments, 3% invested in second lien debt investments, and 7% invested in equity investments or other securities.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.